Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this registration statement of Spirit of Texas Bancshares, Inc. on Form S-3 of our report dated March 20, 2019, of our audits of the consolidated financial statements of First Beeville Financial Corporation as of December 31, 2018 and 2017, and the years then ended, appearing in Spirit of Texas Bancshares, Inc.’s Form 8-K/A filed on May 28, 2019. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

San Antonio, Texas

June 13, 2019